EXHIBIT 10.2
PROFIT PARTICIPATION AGREEMENT

THIS PROFIT PARTICIPATION AGREEMENT (as amended, restated or otherwise modified from time to time, the "Participation Agreement") is entered into as of the 7th day of November, 2008, by and among 301 PRODUCTIONS, INC., a California corporation (the "Grantor"). VS INVESTMENT B, LLC (referred to as the "Grantee"), and National Lampoon, Inc. ("NL"). The Grantor, Grantee and NL are sometimes referred to herein collectively as the "Parties" and each individually as a "Party".

RECITALS

WHEREAS, simultaneously herewith, the Grantee is making a loan in the principal amount of $600,000 (the "Loan"), evidenced by that Secured Promissory Note of Grantor dated as of November 7, 2008 (the "Secured Promissory Note"), the proceeds of which will be used to fund the production, marketing and distribution of the motion picture currently titled "National Lampoon's The Legend of Awesomest Maximus" (the "Picture").

WHEREAS, simultaneously herewith, the Grantee, Grantor and NL are entering into that Loan and Security Agreement dated November 7, 2008 (the "Security Agreement") pursuant to which Grantor and NL agreed to enter into this Agreement.

WHEREAS, NL controls and owns all of the issued and outstanding equity securities of Grantor, and NL and Grantor have entered into that certain Worldwide Distribution Agreement dated as of November 7, 2008 (the "NL Distribution Agreement") pursuant to which Grantor has appointed NL as the worldwide distributor of the Picture.

WHEREAS, NL is receiving direct benefits as the result of the Loan and under the Security Agreement, and Grantee is not willing to make the Loan unless NL enters into this Agreement.

NOW, THEREFORE, as a further inducement to the Grantee to make the Loan evidenced by the Secured Promissory Note and the Security Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. PARTIAL ASSIGNMENT OF PROFIT PARTICIPATION. NL shall pay, or cause to be paid, to Grantee, an amount equal to Fifteen and Four-Tenths percent (15.4%) of One Hundred Percent (100%) of all Net Profits, as defined below (the "Participation Amount").

As used herein, the term "Net Profits" shall mean the sum of all Gross Proceeds (defined below) minus the sum of the following:

(i) Distribution and sales fees, which shall not exceed 20% (inclusive of any NL override fee);

(ii) Actual, direct, out of pocket sales, marketing or distribution expenses, and out-of-pocket costs of manufacturing or delivery of the Picture incurred by NL or Grantor, if any, which expenses and costs have been approved by Grantee and Grantor in writing, in advance;

(iii) All guild residuals and deferred compensation paid directly by Grantor (and not included in "negative costs" pursuant to clause (v) below) to any person providing rights or services in connection with production of the Picture;

(iv) Financing costs, including interest, paid by Grantor to all third party lenders, but excluding payment of amounts to any such lenders or other financing sources that are in the nature of profits interests or participations, equity participations or are otherwise contingent or based on profits of the Picture;

(v) the 8% royalty payable to NL with respect to its license of intellectual property in accordance with the terms of the NL Distribution Agreement; and

(vi) Negative cost, which shall mean the direct, out-of-pocket cost of producing the Picture, which shall not exceed the amount of the Final Budget (as defined in the Security Agreement), and which shall not include any item included under any of the foregoing clauses (i) through (v).

As used herein, the term "Gross Receipts" with respect to the Picture shall mean one hundred (100%) percent of all sums received by or on behalf of, or credited to, NL (or any affiliate), or Grantor, directly or indirectly from the sale, distribution or exploitation of the Rights (as defined in the NL Distribution Agreement) and/or the Picture, with no deduction therefrom other than withholding tax, sales tax or other similar taxes or levies charged on the exhibition, distribution or exploitation of the Picture, and specifically excluding any corporate income or similar taxes levied against NL, Grantor or any of their affiliates. For the avoidance of doubt Gross Receipts shall include income derived from so-called 'outright licenses', non-returnable advances, tax credits, subsidies or guarantees (whether or not earned) paid to NL (or any affiliate) or Grantor and all other revenues howsoever earned by NL (or any affiliate) or Grantor in respect of the Rights and/or the Picture.

2. ACCOUNTING & PAYMENT. NL shall pay to Grantee, at the address for notices to Grantee pursuant to Section 5 below, all sums constituting a portion of the Participation Amount which are received or credited during any calendar quarter ending after the date hereof within thirty (30) days following the end of such quarter ("Quarterly Payments"). Together with each Quarterly Payment, NL shall deliver to Grantee a true and accurate accounting statement for the quarter, showing all inputs to the calculation of Gross Proceeds, Net Profits and the amount payable to Grantee, all as calculated in accordance with this Agreement. If no Quarterly Payment is due to Grantee for the subject calendar quarter, NL shall not be required to provide a statement of accounting unless it is requested in writing by Grantee. Without limiting the foregoing, After five (5) years following the date on which the first such quarterly statement is provided, accounting statements will be provided to Grantee one (1) time per year unless a Quarterly Payment is due for a calendar quarter. Without limiting Grantee's rights under the Security Agreement or under any other document or instrument, no more frequently than once per calendar year, and upon reasonable prior written notice, Grantee may, at its sole and own expense, audit NL's records, solely as they pertain to the Picture. Any such audit will be conducted upon reasonable notice to NL during NL's normal business hours as scheduled by NL and shall not last more than ten (10) days. Any auditor used by NL and/or Grantee shall specialize in entertainment industry audits.

3. NO CROSS COLLATERALIZATION. Grantee acknowledges that this Participation Agreement is to be binding only upon Participation due and payable from the Picture. At no time will NL cross collateralize with or set-off against any amounts for any other motion picture distributed by NL.

4. ASSIGNMENT. This Participation Agreement and all obligations of NL hereunder shall be binding upon the successors and assigns of NL (including any debtor-in-possession on behalf of Grantor) and shall, together with the rights and remedies of Grantee hereunder, inure to the benefit of Grantee, all future holders of any instrument evidencing any of the Obligations and its respective successors and assigns. Grantee may assign its interest or any portion of its interest hereunder by providing thirty (30) days written notice to Grantor and to NL.

5. NOTICES. All notices must be in writing and sent to a Party at its address hereunder by fax or first class mail. Notices may be sent by email but will not be effective until recipient acknowledges receipt. All notices sent to Grantor must be addressed to:

301 Productions, Inc.
ATTN: Lorraine Evanoff
8228 Sunset Boulevard
Los Angeles, California 90046
F: 310-474-1219

If to NL:
National Lampoon, Inc.
ATTN: Lorraine Evanoff
8228 Sunset Boulevard
Los Angeles, California 90046
F: 310-474-1219

If to Grantee:
VS Investment B, LLC
1829 North Orleans Street
Chicago, Illinois 60614
F: 773-409-5662

6. MODIFICATION.   No modification to this Participation Agreement is effective unless the modification is in writing and signed by all Parties.

7. ADDITIONAL DOCUMENTS. Upon reasonable request, each Party will execute and deliver such additional documents necessary to evidence, effectuate or confirm this Participation Agreement.

8. GOVERNING LAW. This Agreement will be governed by and interpreted under the laws of the state of California. The Parties agree that all disputes under this Agreement will be resolved in Los Angeles, California.

IN WITNESS WHEREOF, each of the parties hereto has caused this Participation Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTOR
301 Productions, Inc.

By:	/s/ Daniel S. Laikin
Daniel S. Laikin
Its:	CEO and President

NL
National Lampoon, Inc.

By:	/s/ Daniel S. Laikin
Daniel S. Laikin
Its:	CEO and President

GRANTEE
VS Investment B, LLC

By:

Its:

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